Exhibit 10.2
BACK-IN AGREEMENT
BETWEEN:
TALISMAN ENERGY CANADA
AND
IVANHOE ENERGY INC.
JULY 11, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Schedule	3
1.3 Interpretation Not Affected by Headings	3
1.4 Included Words	3
1.5 Headings	3
1.6 Statutory References	3
1.7 Invalidity of Provisions	3
1.8 References in Agreement	4
1.9 Conflicts	4

ARTICLE 2 BACK-IN RIGHTS	4
2.1 Exercise of Back-In Rights	4
2.2 Pro Forma Conveyance Agreement	5
2.3 Payment of the Purchase Price	6
2.4 Lease 50	6
2.5 Covenants	6
2.6 Operating Agreement	7

ARTICLE 3 DISPUTE RESOLUTION	7
3.1 Arbitration	7
3.2 Proceedings	7

ARTICLE 4 GENERAL	8
4.1 Public Announcements	8
4.2 Further Assurances	8
4.3 No Merger	8
4.4 Governing Law	9
4.5 Time	9
4.6 Notices	9
4.7 Entire Agreement	10
4.8 Assignment	10
4.9 Enurement	10
4.10 Waivers	10
4.11 Counterpart Execution	11
SCHEDULE
Schedule “A” — Pro Forma Conveyance Agreement
Schedule “B” — Accounting Procedure

BACK-IN AGREEMENT
THIS AGREEMENT dated July 11, 2008
BETWEEN:
TALISMAN ENERGY CANADA, a general partnership having an office and carrying on business in the City of Calgary, in the Province of Alberta (“Talisman”)
- and -
IVANHOE ENERGY INC., a corporaton having an office and carrying on business in the City of Vancouver, in the Province of British Columbia (“Ivanhoe”)
     WHEREAS pursuant to a Letter Agreement (the “Letter Agreement”) dated May 29, 2008 between Talisman and Ivanhoe it was agreed that, subject to and in accordance with the terms and conditions therein, Talisman would convey certain property and assets to Ivanhoe as provided for therein;
     WHEREAS the Letter Agreement included the condition that Talisman and Ivanhoe execute and deliver the Definitive Transaction Documents (as that term is defined therein), including an Asset Transfer Agreement (as hereinafter defined) pursuant to which Talisman was to convey said properties and assets to Ivanhoe, and this Agreement;
     WHEREAS the parties have concurrently herewith executed and delivered the Asset Transfer Agreement and the other Definitive Transaction Documents;
     NOW THEREFORE in connection with the execution and delivery of the other Definitive Transaction Documents and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement, including the recitals and this clause, capitalized terms shall have the meanings ascribed to them in the Asset Transfer Agreement; in addition, the following capitalized words and phrases shall have the following meanings:
(a)	“Agreement” means this Agreement and the schedule attached hereto;

(b)	“Accounting Procedure” means the modified 1996 Petroleum Accountants Society of Canada accounting procedure attached hereto as Schedule “B”;

(c)	“Assets” means the Lease 6 Assets, the Lease 10 Assets or the Lease 50 Assets, or all of them, as the context may require;

(d)	“Asset Transfer Agreement” means the asset transfer agreement of even date between Talisman, as vendor and Ivanhoe, as purchaser;

(e)	“Back-In Rights” has the meaning ascribed to that term in clause 2.1;

(f)	“Deemed Costs” means:
(i)	the Purchase Price paid by Ivanhoe pursuant to the Asset Transfer Agreement in respect of the Lease in question (with $2,000,000 thereof being allocated to Lease 6, $15,000,000 thereof being allocated to Lease 50, and the balance of the Purchase Price being allocated to Lease 10); plus

(ii)	all reasonable costs and expenses, including a pro rata share of internal staff costs and overhead that are directly related to the maintenance and development of the Lease in question, incurred by Ivanhoe from and after the date hereof in respect of each such Lease, which shall not in any event exceed what would be recoverable by an operator under articles II, III and IV of the Accounting Procedure, including the overhead rates as provided for in article III thereof;
For greater certainty “Deemed Costs” shall only include all or that portion of the Contingent Payment that is actually received by Talisman pursuant to the Asset Transfer Agreement;
(g)	“Deemed Costs Statement” has the meaning ascribed to that term in clause 2.1(b)(i) hereof;

(h)	“JOA” means the Joint Operating Agreement dated April 5, 2000 between Canadian Natural Resources, Talisman Energy Inc. and Union Pacific Resources Inc.;

(i)	“Lease 6 Assets” has the meaning ascribed to that term in the Pro Forma Conveyance Agreement;

(j)	“Lease 10 Assets” has the meaning ascribed to that term in the Pro Forma Conveyance Agreement;

(k)	“Lease 50 Assets” has the meaning ascribed to that term in the Pro Forma Conveyance Agreement;

(l)	“Party” means a party to this Agreement; and

(m)	“Pro Forma Conveyance Agreement” means a conveyance agreement substantially in the form of the agreement attached hereto as Schedule “A”.

1.2 Schedule
The following schedules are attached to, form part of, and are incorporated in this Agreement:
Schedule “A” — Pro Forma Conveyance Agreement
Schedule “B” — Accounting Procedure
These schedules are incorporated herein by reference as though contained in the body of this Agreement. Whenever any term or condition, whether express or implied, of any schedule conflicts or is at variance with any term or condition of the body of this Agreement, the latter shall prevail.
1.3 Interpretation Not Affected by Headings
The division of this Agreement into articles, clauses, subclauses and paragraphs and the provision of headings for all or any part thereof are for convenience and reference only and shall not affect the meaning, interpretation or construction of this Agreement.
1.4 Included Words
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders. In addition, references to “including” shall mean including without limitation, and “includes” or other derivatives thereof shall have corresponding meanings.
1.5 Headings
The expressions “Article”, “clause”, “subclause”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, clause, subclause, paragraph and schedule of or to this Agreement.
1.6 Statutory References
Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.
1.7 Invalidity of Provisions
If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

1.8 References in Agreement
Any reference to time refers to the time in Calgary, Alberta at the applicable time. All references to “dollars” or “$” herein refer to lawful currency of Canada.
1.9 Conflicts
If any term or condition of this Agreement conflicts with a term or condition of the Leases or the Regulations, the term or condition of the relevant Lease or Regulation will prevail, and this Agreement will be deemed to be amended to the extent required to eliminate any such conflict.
ARTICLE 2
BACK-IN RIGHTS
2.1 Exercise of Back-In Rights
(a)	Talisman will have the right (the “Back-In Rights”), exercisable once per each Lease by notice in writing to Ivanhoe, to acquire up to a 20% undivided interest in each of the Lease 6 Assets and the Lease 10 Assets, and up to a 15% undivided interest in the Lease 50 Assets, until the date that is three (3) years following the date hereof. In the written notice Talisman shall specify which of the Assets it wishes to acquire, the percentage undivided interest(s) it wishes to acquire therein, and the Deemed Costs applicable to each of the Lease 6 Assets, the Lease 10 Assets and/or the Lease 50 Assets, as applicable. In this regard, the Deemed Costs for the applicable Assets shall be as set forth in the Deemed Costs Statement provided pursuant to clause 2.1(b)(i), or if an arbitrator renders a decision in connection therewith, as set forth in the arbitrator’s decision; there shall be no adjustments in connection with the Deemed Costs pursuant to the Pro Forma Conveyance Agreement. The effective date of each acquisition shall be the date of the applicable Deemed Cost Statement, provided that the Deemed Cost Statement shall remain valid and binding for a period of ninety (90) days from the date of issuance thereof or the date an arbitration decision is rendered in connection therewith, whichever is later. In order for Talisman to exercise its Back-In Rights there must be a valid and binding Deemed Cost Statement then in effect.

(b)	In connection with the potential exercise of the Back-In Rights, Ivanhoe shall:
(i)	from time to time within thirty (30) days of a request therefor from Talisman (which request shall not be made by Talisman more than once per calendar quarter), provide to Talisman a detailed written summary of the Deemed Costs (the “Deemed Costs Statement”) incurred by Ivanhoe respecting the Lease 6 Assets, the Lease 10 Assets and/or the Lease 50 Assets between the date hereof and the date of such statement. Talisman may audit Ivanhoe’s records and supporting documentation relating to the Deemed Costs and the Deemed Costs Statement and the Assets in question, upon request. Ivanhoe shall respond in writing to any claim of discrepancy within ten (10) days of receipt of such claim. If Ivanhoe agrees with the claim, evidence of the adjustment shall accompany the response. If Ivanhoe disagrees with the claim, a detailed response with the relevant explanation shall be submitted to Talisman. If the Parties still do not agree, the matter shall be immediately resolved pursuant to arbitration in accordance with Article 3. For greater certaintly, Talisman shall not be required or obligated to exercise its Back-In Rights as a result of requesting a Deemed Cost Statement; and

(ii)	from time to time within thirty (30) days of a request therefor from Talisman (which request shall not be made by Talisman more than once per calendar quarter), and for such period thereafter as Talisman may reasonably require, make the Assets available to Talisman so that Talisman can conduct a due diligence review of them, including a review of title to the Assets, the environmental condition of the Assets, the condition of any tangible property comprising the Assets, and the terms and conditions of any documents, licenses and agreements forming part of or relating to the Assets.
2.2 Pro Forma Conveyance Agreement
(a)	The conveyance of the Lease 6 Assets, the Lease 10 Assets and the Lease 50 Assets shall occur in accordance with the Pro Forma Conveyance Agreement. In connection with such conveyance, the representations and warranties set forth in the Pro Forma Conveyance Agreement shall be updated to accurately reflect the current status of the parties, the assets and operations in respect thereof, having regard to the covenants in clause 2.5. The purchase price for the Lease 6 Assets, the Lease 10 Assets or the Lease 50 Assets, as the case may be, shall be the applicable Deemed Costs as determined pursuant to clause 2.1, multiplied by the applicable percentage (if any) set forth in clause 2.2(b), and further multiplied by the undivided percentage interest being acquired by Talisman in the Assets in question. Talisman shall prepare a copy of the Pro Forma Conveyance Agreement within thirty five (35) days of delivering the exercise notice in accordance with clause 2.1(a), and closing shall occur thereunder within five (5) days of such delivery, subject to clause 2.2(c). Any disputes respecting the terms of the Pro Forma Conveyance Agreement shall be resolved pursuant to arbitration in accordance with Article 3.

(b)	If the Back-In Right is exercised in respect of one or more of the Lease 6 Assets, the Lease 10 Assets or the Lease 50 Assets during:
(i)	the first year following the date hereof, Ivanhoe’s Deemed Cost shall not be multiplied by any further percentage;

(ii)	the second year following the date hereof, Ivanhoe’s Deemed Cost respecting the Assets being acquired shall be multiplied by 150%; and

(iii)	the third year following the date hereof, Ivanhoe’s Deemed Cost respecting the Assets being acquired shall be multiplied by 200%.
(c)	Within three (3) days of receiving a notice pursuant to clause 2.1(a) in respect of the Lease 50 Assets, Ivanhoe shall issue a notice of right of first refusal and request for consent to each counterparty under the JOA, with the ascribed value thereunder being the purchase price as determined pursuant to clause 2.2(a).
2.3 Payment of the Purchase Price
The required payment from Talisman in connection with any exercise of the Back-In Rights shall be effected by:
(a)	first, reducing the amount (if any) outstanding under the 2008 Note; and

(b)	thereafter, at the election of Talisman, by way of cash payment or reduction of the amount outstanding under the Convertible Note. Talisman shall make such election concurrently with the exercise of the Back-In Right pursuant to clause 2.1.
2.4 Lease 50
The Parties acknowledge and confirm that:
(a)	as at the date hereof the holder of the right of first refusal arising under the JOA by virtue of the Asset Transfer Agreement has exercised that right of first refusal; and

(b)	this Agreement shall apply to the Lease 50 Assets only if Lease 50 is not conveyed to the right of first refusal holder and Ivanhoe thereafter acquires such lease, as contemplated in clause 4.1(a) of the Asset Transfer Agreement.
2.5 Covenants
During the period Talisman has the right to exercise the Back-In Rights pursuant to this Agreement (including until the last Pro Forma Conveyance Agreement is executed pursuant to this Agreement) Ivanhoe shall:
(a)	cause the Lease 6 Assets, the Lease 10 Assets and, to the extent applicable, the Lease 50 Assets, to be operated and maintained, in accordance with and subject to the applicable title and operating documents, applicable Regulations (as defined in the Pro Forma Conveyance Agreement) and generally accepted oil and gas industry practices in the province of Alberta, and shall not encumber the Assets with any additional royalties, adverse claims or interests that may have a material adverse effect on the value thereof;

(b)	not do any act or thing, or omit to do any act or thing, whereby the representations and warranties set forth in clauses 9.1(b), 9.1(c) and 9.1(d) in the Pro Forma Conveyance Agreement would not be true and correct in all material respects;

(c)	not grant any Right of First Refusal (as such term is defined in the Pro Forma Conveyance Agreement) in the Assets to the extent such Right of First Refusal would prevent Talisman from acquiring up to a 20% undivided interest in each of the Lease 6 Assets and the Lease 10 Assets, and up to a 15% undivided interest in the Lease 50 Assets as contemplated herein;

(d)	not enter into any production sales contracts relating to the Assets that cannot be terminated on 90 days notice or less without penalty; and

(e)	not grant any Security Interest (as such term is defined in the Pro Forma Conveyance Agreement) in the Assets unless such Security Interests can be discharged (or otherwise confirmed, to the satisfaction of Talisman, not to charge the interest of Talisman) upon the request or at the direction of Talisman as regards the interests Talisman may acquire in the Assets pursuant to this Agreement.
2.6 Operating Agreement
If there is no operating agreement (other than an agreement between Ivanhoe and any Affiliates thereof) applicable to any of the Assets in respect of which Talisman is exercising its Back-In Rights as at the date of such exercise, the Parties shall use their commercially reasonable efforts to enter into an operating agreement (for those Assets) the terms of which are acceptable to both Parties within ninety (90) days after the Pro Forma Conveyance Agreement is executed and delivered in connection with such exercise, failing which an operating agreement that is in the form of the JOA shall be deemed to govern those Assets upon the expiry of the ninety (90) day period.
ARTICLE 3
DISPUTE RESOLUTION
3.1 Arbitration
In respect of any matter that must be or may be referred to arbitration under this Agreement, the Parties shall select an arbitrator within five (5) Business Days of the date the matter is referred to arbitration. The arbitrator shall meet the criteria for an arbitrator under the Arbitration Act (Alberta). If the Parties cannot reasonably agree on the appointment of an arbitrator, the Parties shall each appoint an umpire who shall appoint an arbitrator. If the umpires are unable to agree on an arbitrator or if one of the Parties fails to comply with the provisions of this clause 3.1, either Party may apply to a judge of the Court of Queen’s Bench of Alberta for the appointment of an arbitrator.
3.2 Proceedings
The following proceedings shall apply in respect of any arbitration hereunder:

(a)	The Parties shall, within five (5) Business Days of the date of selection of the arbitrator, each deliver to the arbitrator and the other Party a written statement respecting the matter in dispute to the arbitrator, including such Party’s proposed resolution. The arbitrator shall be required to accept one of such resolutions. If only one of the Parties submits a written resolution, the arbitrator shall be required to accept the resolution proposed by such Party;

(b)	The arbitrator shall be instructed to render his or her decision not later than ten (10) Business Days after his or her appointment and shall communicate such decision to the Parties;

(c)	If the arbitrator accepts one Party’s proposal, the other Party shall pay the fees and expenses of the arbitrator. The decision of the arbitrator shall be final and binding on the Parties and not subject to review; and

(d)	Except to the extent modified in this article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).
ARTICLE 4
GENERAL
4.1 Public Announcements
If a Party intends to make any public announcement or press release (either, a “Press Release”) relating to this Agreement or any exercise of the Back-In Right, that Party shall use reasonable commercial efforts to first give the other Party 48 hours to review and comment on such Press Release, unless it is impracticable for that Party to do so having regard to its legal obligations relating to timely disclosure. The Party desiring to make the Press Release shall give due consideration to any comments it receives from the other Party, but it shall not be required to incorporate such comments.
4.2 Further Assurances
Each Party will, from time to time and at all times after the date hereof, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
4.3 No Merger
There shall not be any merger of any covenant, representation, warranty or indemnity in in any assignments, conveyances, transfers and other documents conveying the interests of Ivanhoe in the Lease 6 Assets, Lease 10 Assets or the Lease 50 Assets to Talisman notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

4.4 Governing Law
This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement, except for disputes governed by clause 3.1.
4.5 Time
     Time shall be of the essence in this Agreement.
4.6 Notices
The addresses for service and the fax numbers of the Parties shall be as follows:

Talisman:	Ivanhoe:
Talisman Energy Canada	Ivanhoe Energy Inc.
Suite 2000, 888 — 3rd Street S.W.	654-999 Canada Place
Calgary, Alberta T2P 5C5	Vancouver, British Columbia
Attention: Executive Vice-President,	V6C 3E1
Corporate and Legal	Attention: Corporate Secretary
Fax: (403) 231-3633	Fax: (604) 682-2060

With a copy to:	with a copy to:
Macleod Dixon LLP	Goodmans LLP
3700, 400 Third Avenue S.W.	355 Burrard Street, Suite 1900
Calgary, Alberta T2P 4H2	Vancouver, British Columbia V6C 2G8
Attention: Kevin Johnson	Attention: Bruce Wright
Fax: (403) 264-5973	Fax: (604) 682-7131
All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered and received if:
(a)	personally served on the other Party by hand delivery or courier delivery during the normal business hours of the recipient at the applicable address set forth above (personally served notices shall be deemed received by the addressee when actually delivered); or

(b)	by facsimile transmission directed to the Party on whom they are to be served at that Party’s fax number set forth above and such notices so served shall be deemed to have been received by the addressee thereof when actually received by it if received within the normal working hours of a Business Day, or, if received outside the normal working hours of a Business Day, at the commencement of the next ensuing Business Day following transmission thereof.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.
4.7 Entire Agreement
The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party. Except for the Confidentiality Agreement dated August 27, 2007 between Talisman and Ivanhoe, this Agreement and the other Transaction Documents supersede all other agreements (including the Letter Agreement), documents, writings and verbal understandings between the Parties prior to the date hereof relating to the subject matter hereof and express the entire agreement of the Parties with respect to the subject matter hereof.
4.8 Assignment
(a)	This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld, provided that nothing herein shall prevent or restrict Talisman from assigning in whole or in part this Agreement or any benefits, obligations or liabilities hereunder to Talisman Energy Inc. or any of its direct or indirect wholly owned subsidiaries, provided that any assignment to such a subsidiary shall not result in Talisman Energy Inc. being released from any obligations or liabilities it may have hereunder..

(b)	In no event shall Ivanhoe assign in whole or in part any interest in the Lease 6 Assets, the Lease 10 Assets or the Lease 50 Assets without an assignment and novation agreement (in form and substance satisfactory to Talisman) first being executed and delivered pursuant to which the assignee agrees with Ivanhoe and Talisman to comply and be bound by the terms of this Agreement as if and as though it was a party hereto.
4.9 Enurement
This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.
4.10 Waivers
Only a written waiver by a Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein will be effective or binding upon that Party. Any waiver so given will extend only to the particular breach waived, and will not limit or affect any rights for any other or future breach.

4.11 Counterpart Execution
This Agreement may be executed by the Parties in counterpart and all such executed counterparts together shall constitute one agreement.
     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

TALISMAN ENERGY CANADA by its Managing Partner TALISMAN ENERGY INC.

Per:	/s/ “M. Jacqueline Sheppard”

M. Jacqueline Sheppard
Executive Vice President, Corporate and Legal,
and Corporate Secretary

IVANHOE ENERGY INC.

Per:	/s/ “Ian S. Barnett”

Schedule “A”
attached to and made part of a Back-In Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe Energy Inc.
PRO FORMA CONVEYANCE AGREEMENT

Schedule “B”
attached to and made part of a Back-In Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe Energy Inc.
ACCOUNTING PROCEDURE